Exhibit 10.25
[Oracle Letterhead]
EMPLOYMENT AGREEMENT
concluded between
ORACLE Software (Switzerland) Ltd Liab Co
Oracle House
Täfernstrasse 4
CH — 5405 Baden-Dättwil AG
(hereinafter referred to as the “Company”)
AND
Mr. Loic LE GUISQUET
[Address]
(hereinafter referred to as the “employee”)
[November 1999]

Dear Loic,
We are please to set out, with this contract, the terms of your transfer from Paris to Geneva.
You are offered the position of Vice President Oracle University EMEA, reporting to John Hall and Pier Carlo Falotti.
Your starting date in Geneva will be approximately 15 November 1999. This is conditional upon our receiving your work/residence permit from the Swiss Authorities.
Your initial annual OTE (On Target Earnings) will be as follows:

Base salary	Sfr. 264’000.-
Variable	Sfr. 194’000.-
OTE	Sfr. 458’000.-
Your gross annual base salary of Sfr. 264’000.- includes the 13th instalment and is paid over 12 monthly payments.
The Target Sheet is an integral part of this agreement and defines the target income for each Fiscal Year separately.
WORKING HOURS
The minimum working hours for full-time employees are 40 hours per week. For employees in a part-time position, the working hours are reduced in relation to their percentage of employment. However, the company expects its employees to complete their assignments in accordance with Oracle’s high quality standards and in a timely manner.
BENEFITS
Benefit Plan:
You will be enrolled under Oracle’s Swiss benefit plan, which covers life insurance, disability and retirement programs. All pension related benefits will be accrued from your start date in Geneva.
The accident and sickness benefit insurance as well as the pension plan are outlined in the attached regulations and are integral components of this employment agreement.
Swiss Social Security (AVS/AI):
You will be enrolled under the mandatory Swiss social security plan (AVS/AI) and unemployment insurance.
The Company will cover you for any waiting periods during which you are not eligible to receive these social security benefits.
Compulsory Insurance (AVS, Unemployment, Accident)
The costs hereof are equally paid by the employer and the employee, each 50% (fifty per cent).

Illness Insurance:
You will be required to subscribe to a private Swiss medical insurance. The Company will contribute to your personal illness insurance costs by paying 50% of the monthly premium up to a maximum amount of Sfr. 100.-.
Car Allowance
Sfr. 2’250.- per month
Vacation
The vacation entitlement for full-time employees is 25 working days per Fiscal Year during the first three years of employment. During the fourth and fifth year the entitlement is 26 working days; during the sixth and seventh 27 working days, and from the eighth year on 28 working days per Fiscal Year. For employees older than 50 years, the yearly entitlement is 28 working days per Fiscal Year. For employees in a part-time position, the entitlement will be reduced according to their percentage of employment.
The vacation entitlement will be pro-rated in the event the employment starts or ends during the Fiscal Year.
Official holidays within the employee’s vacation period shall be added to his/her vacation entitlement.
Vacation dates and their respective duration shall be mutually agreed upon in order to take the employee’s desires as well as the company’s interests into adequate consideration.
RELOCATION PROVISIONS
Familiarisation/house hunting visits
You are eligible to two trips to Geneva. During the first visit, you’ll meet with Price Waterhouse Tax consultant and have the opportunity to have a look at some accommodations in the Geneva Canton. The second visit is meant for you to select the right accommodation.
Adjustment Allowance
To assist you in adapting to local conditions and spending patterns in Geneva, you will receive a lump sum payment of Sfr. 39’600.- representing 15% of you annual base salary.
Miscellaneous Relocation Payment
You are entitled to a payment of Sfr. 12’000.- to assist you in defraying miscellaneous costs related to your move to Geneva which are not specifically covered under the provisions of this contract.
Travel to Geneva
The Company will pay for economy/business class airfares for you and associated transportation costs from your country of residence to Geneva, consistent with corporate business travel guidelines.
If you elect alternative means of transportation or non-direct routing, the Company will reimburse actual and reasonable expenses not to exceed the cost of the direct airfare (one way) between your country of residence to Geneva. If you travel by car, you will be reimbursed according to the Company business mileage policy in effect at the Host Location not to exceed the cost of the direct air fare (one way).
Temporary Living
You are entitled to up to thirty (30) days of temporary living both in France and Geneva if necessary. During temporary living, the Company will reimburse actual and reasonable expenses for lodging and car rental while waiting for your furniture or looking for suitable accommodation. If you stay in an hotel, you will receive a Per Diem of Sfr. 210.- during temporary living to cover incremental costs of meals and any other miscellaneous expenses.
TRANSPORTATION
Transportation/Storage of Household Goods
If required, the Company will pay for the transportation of your personal and household possessions including packing, unpacking and insurance from your home to Geneva, as well as for storage costs during the move.
The Company will not reimburse duty expenses for luxury items, liquors and wine, perfumes or newly purchased items related to moving household goods or personal effect of the employee.
The Company will also not insure or be liable for the transportation or storage of personal items or items of extraordinary value — i.e. jewelry, furs, valuable paintings and collections of any kinds.
Air shipment will be authorized only for basic necessities such as clothing, linens, pots and pans, etc. No furniture or bulky items are to be air shipped.
Household Pets
The Company will reimburse reasonable cost associated with the travel/travel containers for household pets. You will be responsible for the coordination of all travel arrangements for the importation of your pets.
ACCOMMODATION IN HOME COUNTRY
Lease Cancellation
If on moving to Geneva you are required to terminate your lease, the Company will reimburse charges up to an amount which equals three (3) months rent. Evidence of payment is required.
ACCOMMODATION IN GENEVA
You will be responsible for bearing the rental costs of your accommodation in Geneva.
TAX SERVICES
The Company will pay the cost of the following services provided by Pricewaterhouse, during the first year of employment in Geneva:

•	Tax Orientation

You must receive a one-time tax orientation services before leaving your country of residence and before employment begins in Geneva.

•	Tax Preparation

You are eligible to have your annual tax returns prepared for both your Home Country and Geneva. For Employees taxed at source in Switzerland, this preparation will only apply for your Home Country is required.
PERSONAL INVESTMENT
The Company does not assume responsibility for losses on personal assets or losses arising from exchange rate fluctuations while you are on assignment. Personal investments include the purchase or sale of a home.
INTERNATIONAL INHERITANCE LAW
You should be aware that inheritance law in Switzerland may be materially different from that in your original Home Country or country of citizenship. Therefore, to ensure that your estate is disposed of according to your wishes, you are recommended to take professional legal advice in your country of origin or citizenship, and to satisfy yourself that the advice is from somebody who is appropriately qualified in this subject.
BANK GUARANTEE FOR HOUSING
In accordance with the Geneva Law, the lessee shall provide the lessor with a security deposit (bank guarantee) which normally equals three (3) months’ rent.
The Company will advance the requested amount to you so you can comply to the above. You will reimburse the Company over twelve (12) monthly installments by means of salary deduction.
TERMINATION
The following notice periods for termination apply mutually:

During the first year of employment	one (1) month, as to the end of a month

As of the second year of employment	three (3) months, as to the end of a month
If this contract of employment is terminated by either party, you will not be reimbursed for any relocation costs.
BUSSINESS EXPENSES
Your business expenses will be reimbursed in accordance with out Expenses Regulations.
EMPLOYEE’S OBLIGATIONS
The employee shall carefully perform the work assigned to him/her and loyally safe guard the company’s legitimate interests.

During the employment the employee is not permitted to enter into activities competing with the Company’s business. Business and trade secrets shall not be disclosed or used otherwise by the employee without the company’s express consent.
CODE OF ETHICS & BUSINESS CONDUCT
The employer expects its employees to act in compliance with the “Oracle Code of Ethics and Business Conduct” by all means of behavior (i.e. socially, ethically, etc.). These regulations build an integral part of this employment agreement. Violation of it can have both, legal and contractual consequences.
CONFIDENTIALITY CLAUSE
The employment creates a relationship of confidence and trust between the employee and the company with respect to certain information of a confidential, proprietary or trade secret nature which gives the company a competitive edge in its business. For the purpose of this agreement, all such confidential, proprietary or trade secret information will be referred to as “Proprietary Information”.
The imposed secrecy refers in particular to customer data transmitted to the company’s attention.
The software products provided by Oracle Corporation, Redwood Shores, CA, USA, such as date-line communications, handbooks, supporting documentation (technical or market strategic) are the sole property of Oracle Corporation. Market strategic and internal confidential information are only to be transmitted to third parties with written consent of the company.
The employee acknowledges that a violation of these provisions would justify the immediate termination of this employment agreement according to Article 337 of the Swiss Code of Obligations.
At all times, both during and after the employment, the employee will hold Proprietary Information in confidence. He/she will not use, transfer, publish, disclose or report Proprietary Information directly or indirectly, except such disclosure to other Oracle employees or authorized third parties as may be necessary in the ordinary course of performing his/ her duties for the company.
DISCOVERY CLAUSE
The employee will promptly disclose to the company all ideas, processes, inventions, modifications and improvements (collectively referred to as “Discoveries”) relating to any work or business carried out by the company, conceived by the employee him/herself or with others during the term of the employment, whether or not conceived during regular business hours.
The company shall have the option to obtain exclusive property in such Discoveries. The employee agrees to execute all formal documents necessary to assign any Discoveries to the company as well as all documents required to obtain a patent, register or copyright, or enforce company’s rights to such Discoveries should the company desire to obtain respective rights.
In case of the company’s adoption of the Discovery pursuant to Article 332 of the Swiss Code of Obligations the employee shall receive a compensation.
The obligations shall remain effective beyond the termination of employment with respect to Discoveries the employee conceives or makes during the employment period.

DEVELOPMENTS
For employees which are or potentially may be engaged in (co-) developing program code and/or conjunctive documentation (collectively referred to hereinafter as “Developments”) for the company or its customers, the following shall apply :
Any and all Developments which the employee may generate while fulfilling his/ her employment agreement shall be or become the full property of Oracle as far as this not automatically provided by law. To the extent necessary and permissible by law the employee agrees to transfer to Oracle and /or wave any such intellectual property rights.
AVOCATIONAL OCCUPATION
During the employment relationship, the employee shall neither perform work for third parties against compensation nor perform work on his/her own account to the extent such work conflicts with his duty of loyalty, and, in particular, to the extent it may compete with his/her company. The employee shall not offer products or services outside the range of those offered by the company.
A vocational Occupation must be approved by the company. The employee acknowledges that as breach of this provision would justify the termination without notice period as provided in Art. 337 of the Swiss Code of Obligation
REGULATIONS
The employee confirms by signing that he/she has received all the regulations mentioned in this employment agreement.

ORACLE Software (Switzerland) Ltd Liab Co:	Employee

Geneva, Nov 18, 1999	Geneva, 22/11/99

/s/ Robert Cortenraad	/s/ Loic Le Guisquet

Robert Cortenraad	Loic Le Guisquet

Enclosure: ment.

In duplicate